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                                                                    Exhibit 23.4

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Security Capital Group Incorporated of our report dated January 31, 1998, except as to Note 13 which is as of March 6, 1998, relating to the balance sheets of Security Capital Pacific Trust as of December 31, 1997 and 1996, the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule as of December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Security Capital Group Incorporated, and to the reference to our firm under the heading "Experts" in the Registration Statement.


KPMG Peat Marwick LLP


Chicago, Illinois
September 4, 1998